Exhibit 10.1

IA Global, Inc.

Binding Term Sheet

September 4, 2007

1.	Parties

IA Global, Inc. (as “Purchaser”) and Outsourcing Business of Linc Media, Inc. (as “Seller”)

2.	Price
•	Cash - US$80,000 on closing
•	Notes Payable totaling US$2,120,000 (the “Notes Payable Price”), consisting of:
i.

Note Payable 1 - US$720,000 due on November 30, 2007. This amount due will be reduced by allowing partially payments to the Seller by way of Seller retaining the revenues received by the Outsourcing Business unit between the period between the Close date and November 30, 2007 (more in Section 5. Early Redemption below). US$720,000 represents 33.96% of the notes payable.

ii.	Note Payable 2 - $1,200,000 (56.6%) due on February 29, 2008
iii.	Note Payable 3- $200,000 (9.43%) due on February 29, 2008
•	Shares - 5,394,736 shares at 38 cents a share, amounting to a value of US$2,050,000
3.	Restrictions on trading shares
•	1st 25% of shares will become unrestricted on 30 April, 2008
•	2nd 25% of shares will become unrestricted on 1 May, 2008
•	3rd 25% of shares will become unrestricted on 30 June, 2008
•	Final 25% of shares will become unrestricted on 31 July, 2008
4.	Minimum share price

Should the average closing price of the shares over the six months immediately following the date of closing fall 10% below the price of $.38 per share, then the company shall pay the difference in cash based on [(5,394,736 shares x $0.38) minus (average closing price during 6 month period from closing, if less than $0.3420 x 5,394,736 shares)]. The purpose of this formula is to guarantee a minimum value of $2,050,000 less 10% at a point 6 months from the Close date.

•	Debt assumption- $0
•	Total consideration with shares above $0.38 - $4,250,000
•	Total consideration with shares less than $0.342 - $4,045,000

5.	Early redemption

IA Global shall have the option of redeeming the Notes Payable prior to the delivery dates of 30 November, 2007 and 29 February, 2008. In recognition of the fact that the Notes Payable Price is based on credit given by Purchaser to Seller, early redemption shall result in a discount on the price paid. If the early redemption was on the same day as the close, there would be no credit premium and this will be known as the No-notes Price. The discount shall be a prorated amount, calculated daily, on the difference between the No-notes Price of $1,850,000 and the Notes Payable Price of US$2,120,000. The difference between the two prices is US$270,000.

•	For Notes Payable 1, the discount shall be the amount of US$720,000 minus (US$270,000 x 33.96% x no. days early redemption x 1/61). There are 61 days from September 30th and November 30th.
°

It is anticipated that there will be a partial early redemption of Notes Payable 1 on the basis that LINC Media will be retaining income from the Outsourcing unit, and the amounts retained will be calculated using the formula above, but with the additional factor that the amount being redeemed is just a portion (%) of the US$720,000 Note Payable. For removal of doubt, the formula for such partial early redemptions shall be: ((US$270,000 x % of US$720,000 redeemed) x 33.96% x no. days early redemption x 1/61)

•	For Notes Payable 2, the discount shall be the amount of US$1,200,000 minus (US$270,000 x 56.6% x no. days early redemption x 1/152). There are 152 days from September 30th through February 29th.
•	For Notes Payable 3, the discount shall be the amount of US$200,000 minus (US$270,000 x 9.43% x no. days early redemption x 1/152). There are 152 days from September 30th through February 29th.
6.	Break-up penalty

The cash amount of US$80,000 payable on closing will be forfeit the event that IA Global does not meet the amounts due under the Notes Payable due on 30 November, 2007 and 29 February, 2008. Except that should break-up occur after payment of Note Payable 1 of US$720,000, due 30 November, 2008, LINC Media will refund that US$720,000 (without interest) within 15 days of formal notice of any such break-up.

In the event of a break-up LINC Media will automatically resume ownership of the Outsourcing Business and with the exception of the initial US$80,000 all of IA Global’s obligations will expire. LINC Media shall immediately return all IA Global shares.

7.	Percent ownership

Outsourcing business will be 100% owned by IA Global.

8.	Management team

CEO remains in place for 1 year, sellers are locked in and cannot compete for three years, other than overlap from seller’s other IT-related businesses which shall be described in the Asset Sale agreement. Other management staff or replacement staff fulfilling the same roles will remain in place to run the business after the purchase. The structure of any employment agreements is to be determined, including incentive compensation based on achieving plan targets.

9.	Events timing
•	Contracts date - either September 30, 2007 or October 1, 2007.
•	Close date - either September 30, 2007 or October 1, 2007.
10.	Profit Guarantee

LINC Media guarantees to deliver, as a minimum, net profits to the value of JPY 76,950,000. This guarantee will be enforced by a claw back of a cash amount equal to the difference between JPY 76,950,000 and actual profits as at the close of the 2006/2007 fiscal year.

11.	Type of transaction

Acquisition of outsourcing business unit of Linc Media, Inc.

12.	Stockholder’s rights agreement

First option to reacquire shares, this option will expire on September 30, 2008. We expect the filings to be made with AMEX by October 31, 2007 and the registration statement with the SEC in advance of November 30, 2007, in conjunction with other filings.

13.	Standard stock option program

Option grants to be consistent with market and IA Global practice, with grants to be awarded by the compensation committee at the first board of directors meeting at after the close of the acquisition.

14.	Entry into standard management services agreement

Details to be provided.

15.	Subject to:
•	Approval by IA Global Inc., Board of Directors
•	Completion of due diligence
•	Obtaining a valuation to support the purchase price
•	Signing of contracts with appropriate representations and warranties by both parties
•	Signing of management services agreement

This term sheet is binding.

IA Global, Inc.	LINC Media Inc.

/s/ Derek Schneideman	/s/ Terrie Lloyd
Derek Schneideman, CEO	Terrie Lloyd, President